Exhibit 2.9

Supplemental Business Purchase Framework Agreement

by and between

Loyalty Alliance Enterprise Corporation

and

I-Equity Management Limited

March 17, 2012

SUPPLEMENTAL BUSINESS PURCHASE FRAMEWORK AGREEMENT

This Supplemental Business Purchase Framework Agreement (this “Amendment”) is entered on March 17, 2012, by and between:

Party A:

Loyalty Alliance Enterprise Corporation, a company legally registered and validly existing in the Cayman Islands, with its registered address at Suite 6005, 60/F, Central Plaza 18 Harbour Road, Wanchai, Hong Kong; and

Party B:

I-Equity Management Limited, a company established and validly existing in the British Virgin Islands.

Party A and Party B are hereinafter referred to as the “Parties” collectively, and each a “Party”.

RECITALS

1.	The Parties entered into a Business Purchase Framework Agreement (the “Agreement”) on September 20, 2011.

2.	Pursuant to the Agreement, the Parties agree that Party B shall assist Party A or its designated affiliated company to acquire the current relevant business operated by Party B’s affiliated company and China Unicom in Henan Province, and other business established by Party B through its affiliated company and China Unicom for the term of fifteen (15) years after the Agreement is executed.

3.	Pursuant to Article 5 of the Agreement, the Parties may supplement or amend the Agreement in writing.

Therefore, in order to clarify the obligations and rights of the Agreement, the Parties agree to the following amendments:

1.	The Parties hereby acknowledge and agree that the duration in Article 1 of the Agreement shall be extended and that Party B shall assist Party A to enter into business cooperation with China Unicom in Henan Province and to maintain long-term cooperation relationship with China Unicom within 9 months from the date of the Agreement.

2.	The Parties hereby acknowledge and agree that if Party B is not able to assist Party A to enter into a business cooperation contract with China Unicom to the satisfaction of Party A within 9 months from the date of the Agreement, Party B shall refund the prepayments to Party A. In the event that Party B assists Party A to establish business relationship with China Unicom and enter into a business cooperation contract with China Unicom to the satisfaction of Party A within 9 months from the date of the Agreement, the Parties agree that the prepayments contemplated under the Agreement shall constitute part of the consideration as agreed in the final Business Purchase Agreement.

3.	Liability of Breach. If any Party (the “Breaching Party”) breaches any provisions of this Agreement, and causes damages to the other Party (the “Non-breaching Party”), the Non-breaching Party may notify the Breaching Party in writing to request rectification and remedies from the Breaching Party; if the Breaching Party fails to take measures to the satisfaction of the Non-breaching Party to rectify such breach within 15 days from the notification date of the Non-breaching Party, the Non-breaching Party may terminate this Agreement immediately and take the actions pursuant to this Agreement or other measures in accordance with laws.

4.	The Parties agree that the governing law and the dispute resolution clauses of the Agreement shall be amended as follows with retrospective effect from the effective date of the Agreement:

(1)	Governing Law: This Agreement is governed and construed by laws of the People’s Republic of China.

(2)	Dispute Resolution: The Parties shall try to settle any disputes or requests with respect to breach, termination or validity related to or arising from the Agreement through friendly consultation. In case no settlement can be reached through the aforesaid consultation within 60 days after such consultation, each Party may submit such matter to Hong Kong International Chamber of Commerce in accordance with its then effective arbitration rules. The arbitration shall take place in Hong Kong. The arbitration tribunal shall consist of three arbitrators. The arbitration award shall be final and binding upon both Parties. The costs of arbitration shall be borne by the losing Party or in accordance with the arbitration award. In the process of settling any dispute, whether arbitration is in process, the Parties shall continue to perform any other provisions of the Agreement that are not in dispute.

5.	This Amendment is a supplement and a part of the Agreement, and has the same legal effect as the Agreement.

6.	The Parties may enter into other supplemental agreements to supplement or amend the Agreement.

7.	This Amendment is effective from the date that this Amendment is executed and/or sealed by authorized representative of each Party.

8.	This Amendment is executed with two (2) original copies; each Party holds one (1) original copies and each original copy has the same legal effect.

IN WITNESS THEREOF, the Parties of this Amendment have executed or caused their respective duly authorized representatives to execute this Amendment on the date first above written.

Party A:

Loyalty Alliance Enterprise Corporation

Authorized Representative: /s/Abraham Jou

Name: Abraham Jou

Title: Chairman

Party B:

I-Equity Management Limited

Authorized Representative: /s/Michael Yang

Name: Michael Yang

Title: Director